EXHIBIT 10.2

AGREEMENT

September 30 2005

Global Food Technologies, Inc.
420 N Main Street
Pocatello, Idaho 83204

Media Campaign for Global Food Technologies, Inc.

Global Media Fund, LLC (GMF) agrees to produce and distribute a total of Fifty Four Million Dollars ($54,000,000) worth of nationally syndicated newspaper features and/or nationally syndicated radio features on behalf of Global Food Technologies, Inc. (Global Food), using the industry standard advertising rates currently utilized by GMF as seen in the Standard Advertising Rates and Data directories. Global Food will have the option to choose at its discretion the balance of print and radio media features. GMF has summarized some expected exposure values in the paragraphs below assuming that Global Food chooses to utilize a balanced mixture of print and radio features. These exposure values are not guaranteed numbers, but are based upon current average results displayed over the selected time frame for illustrative purposes. They do not factor in media campaign ramp up times, or the fact that the features will continue to run or play for up to eighteen months after the last feature is distributed.

Newspaper Features
The newspaper features will be specifically about your company and distributed to 10,250 daily and weekly newspapers, news, and wire services. Our services will include: feature consultation and development, writing and editing, printing, delivery, clippings and readership reports including comparable advertising space value reports. You will have final approval on all copy.

Your features will be distributed on computer disks, by direct electronic feed and in a hard copy camera-ready format. GMF will deliver clipping reports beginning ten (10) weeks after media pick up; these reports will continue to be sent on a monthly basis for one (1) calendar year from delivery (date feature was distributed).

Newspaper Distribution Guarantee. Although public relations placement is subject to individual editorial discretion, GMF offers the following guarantee: each print feature must receive placements in at least one hundred (100) newspapers (we currently average 648 placements per feature). If the placements do not total 100 within a six (6) month period of your sign-off on the feature, GMF will re-write and/or re-distribute that feature at no cost to you until the guaranteed minimum of 100 is obtained.

Expected Print Exposure Assuming that Global Food chooses a 50-50 balance of print to radio features and to run the print features over a three (3) year time frame, the print features would reach an estimated audience of Two Hundred Three Million Six Hundred Fifty Seven Thousand One Hundred (203,657,100) readers per month for thirty six (36) months.

Radio Features
The radio features will be nationally syndicated radio features specifically about your company. Your scripts will be written by media and radio professionals, read by radio professionals, produced on a CD-ROM and sent to over 6,000 radio stations around the country. In addition to the CD, a script of your public service message is distributed as well, so that announcers can “localize” the material.

Radio Features consist of two 30-second scripts under one heading written to your approval. You will have final approval on all radio features. GMF will deliver radio exposure reports on a monthly basis for the duration of the media campaign that detail each radio station that played the feature. These releases are guaranteed (see “Radio Distribution Guarantee” below) to be played on at least Four Hundred (400) radio stations.

Radio Distribution Guarantee. Although public relations placement is subject to individual editorial discretion, GMF offers the following guarantee: each radio feature must receive placements in at least Four Hundred (400) radio stations. If the placements do not total Four Hundred (400) within a Six (6) month period of your sign-off on the feature, GMF will re-write and/or re-distribute that feature at no cost to you until the guaranteed minimum of Four Hundred (400) is obtained.

Expected Radio Exposure. Assuming that Global Food chooses a 50-50 balance or print to radio features and to run the radio features over a three (3) year time frame, the radio features would reach an estimated audience of Six Hundred Forty Two Million Eight Hundred Fifty Five Thousand (642,855,000) readers per month for thirty six (36) months.

Cost of Media Campaign
The total all-inclusive cost for this media campaign is Four Million Five Hundred Thousand Dollars ($4,500,000). Payment will be in two forms, (i) Two Million Two Hundred Fifty Thousand Dollars ($2,250,000) in shares of restricted common stock of Company (the “Restricted Shares”) and (ii) Two Million Two Hundred Fifty Thousand Dollars ($2,250,000) in cash or unrestricted common stock of Company (the “Unrestricted Shares”).

Restricted Shares Payment
The Restricted Shares portion of this Agreement shall be paid over a three (3) year period as follows: The Two Million Two Hundred Fifty Thousand ($2,250,000) shall be paid in Twelve (12) equal quarterly payments of One Hundred Eighty Seven Thousand Five Hundred ($187,500) payable no later than the first day of the month each January, April, July and October starting with January 1, 2006.

The number of shares of restricted common stock required to pay the quarterly payments of $187,500 shall be calculated using the “Restricted Stock Valuation (Market Price) clause below. The number of shares payable to meet the $187,000 obligation shall not be more than those calculated using the individual share price utilized in “Unrestricted Stock Valuation” section of Unrestricted Stock Terms.

Cash and/or Unrestricted Shares Payment
The cash and/or unrestricted shares portion of this Agreement shall be paid as follows: (i) Fifty Thousand Dollars in cash upon execution of this Agreement, (ii) One Million One Hundred Thousand Dollars ($1,100,000) worth of Global Food’s common stock of the Company as outlined below in the Unrestricted Stock Valuation (Market Price) section of the Unrestricted Stock Terms as soon as practicable of the execution of this Agreement, (iii) The balance of One Million One Hundred Thousand Dollars ($1,100,000) shall be issued as soon as practicable and vested in Three (3) equal quarterly installments due on January 1, 2006, April 1, 2006 and July 1, 2006 respectively in unrestricted common stock of the Company as outlined below in the Unrestricted Stock Valuation (Market Price) section of the Unrestricted Stock Terms.

The restricted stock shall be governed by the “Restricted Stock Terms” as outlined herein. The unrestricted stock shall be governed by the “Unrestricted Stock Terms” as outlined herein. Fulfillment of this Agreement by GMF is conditional on the receipt of all payments owed in the specified time frame. Failure to pay as agreed may trigger a default as per the included “Default Provisions”.

Restricted Stock Terms

Restricted Stock Valuation (Market Price)
For the purposes of this Agreement, the Market Price of the restricted stock shall be calculated as (i) ninety percent (90%) of the arithmetic average of the closing price of Global Food’s Common Stock for the five (5) trading days immediately preceding the stock issuance date, as reported daily by the principal national or regional stock exchange on which the common stock is listed. This Market Price shall not be less than the Market Price determined for the Unrestricted Shares. The total number of restricted shares to be issued to GMF for each payment due shall be calculated by dividing the amount due by the Market Price.

Registration Provisions.
The Restricted Shares issued to GMF under this Agreement shall be subject to the following registration provisions after the initial planned registration scheduled is filed.

Global Food grants to GMF piggyback registration rights with respect to all Restricted Shares mentioned in this Agreement. Global Food shall give prompt written notice to GMF of any intended registration and will automatically include GMF’s Restricted Shares in such registration unless notified to the contrary by GMF. In the event that Global Food does not register the Restricted Shares as required in this Agreement, or if the Restricted Shares are eligible for sale pursuant to Rule 144 and Global Food does not provide all required documents such as counsel opinion letter to remove stock restrictions within one week of written request from GMF, then GMF may exercise its right to compel the transfer agent to remove the legend and Global Food shall pay GMF, as liquidated damages, GMF’s legal fees resulting from such action.

Accounting Treatment
The Restricted Shares will be valued by Global Foods according to applicable SEC and GAAP rules for non-monetary transactions but GMF is not bound by this treatment and can chose its own valuation method, or simply use par value of $.0001 per share, depending on its circumstance and reporting responsibilities.

Unrestricted Stock Terms
The shares of Unrestricted Shares of Common Stock specified as payment are to be included in the next registration filed by the Company. Both parties acknowledge that upon registration the shares will be unrestricted, however GMF agrees to abide by selling volume restrictions of Rule 144, Securities Act of 1933, for these securities until GMF’s share holdings, on a proforma basis that includes unissued installment and unvested shares, represent less than Two percent (2%) of the total outstanding shares of Global Food. Should GMF be found to be in violation of this volume selling restriction, Global Food shall have the authority to place stop transfer instructions with the transfer agent for GMF’s stock holdings until the violation is corrected and resolved. In addition, Global Food will make a best faith effort to file such registration statement within Three (3) months of the execution of this Agreement.

Unrestricted Stock Valuation (Market Price)
For the purposes of this Agreement, the last price at which Global Food raised funds in a Private Placement Memorandum shall be used as the “Market Price” of the Unrestricted Stock. The total number of unrestricted shares to be issued to GMF for each payment due shall be calculated by dividing the amount due by the Market Price.

Default Provisions
Any default by Global Food in the payment of any amount when due under this Agreement, or any failure to timely review and approve media supplied by GMF for review, shall entitle GMF to place a hold on all work specified in this Agreement, at its sole option, to terminate this Agreement upon Thirty (30) days written notice and declare this Agreement null and void. No media advertising will be distributed unless all payments outlined in this Agreement have been received by GMF in the time frame specified.

Global Food has the right to cancel this Agreement with Thirty (30) days written notice, and if such right is utilized will not be responsible for any additional payments owed under this Agreement, including any unvested unrestricted stock payments. Upon the event of such cancellation by Global Food all payments paid to date of cancellation shall not be subject to refund except for damages resulting from a breach of the Agreement by GMF. GMF shall not be in default as a result of any delays in services that are directly or indirectly the result of actions of Global Food, or failure to act on the parts of Global Food, such as failure to approve copy submitted by GMF for distribution in a reasonable yet timely manner, or failure to submit materials periodically (at least monthly) to GMF to develop features.

If at any time during the service period of this Agreement the market value of Global Food’s stock drops below the “Market Price” determined in the Unrestricted Stock Valuation to such value that a quarterly payments in shares computed using the Market Price for Restricted Shares is more than the shares computed using the Market Price for Unrestricted Shares to meet the $187,500 obligation, payment will not be made and all work shall cease. Global Food will have the option to make up the difference in cash or additional restricted stock to return the value paid to GMF to the $187,500 level within 10 days. If Global Food chooses not to exercise this option then the default provisions of this Agreement shall be in force.

This Agreement will be governed, construed and enforced in accordance with and governed by the laws of the state of Virginia county of Fairfax applicable to Agreements made and to be performed in such jurisdiction without reference to conflicts of law principles. The Parties irrevocably consent that any legal action or proceeding against them under, arising out of or in any manner relating to this Agreement or any other Agreement, document or instrument arising out of or executed in connection with this Agreement may be brought only in a court with jurisdiction located in, or the federal district court the district of which includes Fairfax County, Virginia and the Parties each irrevocably consent to that venue and to the personal jurisdiction thereof.

The offer contained in this Agreement supersedes any previous written or verbal offers submitted to Global Food and is valid for a period of 14 days from the date in the footnote at the bottom of the page. Please indicate your acceptance of this Agreement by signing below, and then please fax the original, followed by mailing of two executed copies, at your earliest convenience to: Don L Rose, President, Global Media Fund, LLC, 2841 Hartland Road, Suite 301, Falls Church, VA 22043; Ph: 631/791-5126, Fax: 631/389-2367.

SIGNATURES

Agreed and Accepted:

Global Food Technologies, Inc.	/s/ Keith Meeks_____

Keith Meeks, President
Signature
Date 9-30-2005
Agreed and Accepted:
Global Media Fund, LLC.	/s/ Don Rose____

Don Rose, President
Signature
Date 9-30-2005